Exhibit 4.1

Execution Version

DEBENTURE

This Debenture (this “Debenture”) is made and entered into as of January 27, 2022 (the “Effective Date”) by and between On Track Innovations Ltd., a company organized under the laws of the State of Israel with registration no. 520042862 (the “Company”), and Nayax Ltd., a company organized under the laws of the State of Israel with registration no. 513639013 (the “Lender”).

WHEREAS, the Company and the Lender entered into that certain Senior Secured Convertible Loan Agreement, dated as of the same date herewith (the “Loan Agreement”); Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement;

WHEREAS, in order to secure the full and punctual payment and performance when due of the Secured Sums (as defined below), the Company has agreed to charge and pledge, by way of a first ranking floating charge (subject to Section 1.6 of the Loan Agreement), all of the Company’s assets as of the date hereof or hereafter acquired, in favor of the Lender, in accordance with the terms hereof; and

WHEREAS, the board of directors of the Company has determined that the entering into this Debenture is in the best interest of the Company;

NOW, THEREFORE, it has been agreed that the Company shall secure the repayment of the Loan Amount (as defined under the Loan Agreement) in connection with the Loan Agreement, all in accordance with the terms hereinafter contained.

1.	NATURE OF THE DEBENTURE

This Debenture and the Security Interests (as defined below) created hereby are made to secure the full and punctual payment of all the sums due and to become due to the Lender from the Company in connection with the Loan Agreement including, without limitation, in connection with the Company’s obligations pursuant to the Loan Agreement or any amendment thereof, whether due from the Company alone or jointly with others, whether the Company may have incurred or will incur liability with respect thereto in the future, as obligor and/or as guarantor and/or as endorser or otherwise, now due or becoming due in the future, which are payable prior to the realization of the collateral security to which this Debenture is applicable or subsequent thereto, whether due absolutely or contingently, directly or indirectly, unlimited in amount together with interest, commissions, charges, fees and reasonable expenses of whatever nature, including costs of realizing the collateral security, reasonable lawyers’ fees, insurance, stamp duty and any other payments arising from this Debenture and together with any nature of linkage differences due and becoming due from the Company to the Lender in any manner whatsoever in respect of linked principal and interest and any other linked sum (all the foregoing sums being jointly and severally hereinafter referred to as the “Secured Sums”).

2.	THE CHARGE

2.1	As collateral security for the full and punctual payment of all of the Secured Sums (whether at stated maturity, acceleration or otherwise), and without derogating from any other security, the Company hereby absolutely and unconditionally charges in favor of the Lender and its successors by way of a first ranking floating charge (subject to Section 1.6 of the Loan Agreement) all of the Company’s property, assets and rights, now or at any time belonging to or acquired by the Company and the profits and benefits derived therefrom, including without derogating from the generality of the aforementioned, the property, assets and rights set forth below, (hereinafter together, the “Charged Assets”):

(a)	All the Company’s assets, monies, property and rights thereto of any kind whatsoever without exception, whether now or hereafter at any time in the future owned by or in the possession of the Company in any manner or way whatsoever (including, for the avoidance of any doubt, and without limitation, all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any Intellectual Property);

(b)	All the stocks, shares, debentures, bonds, notes, instruments, bills drawn or made by others, securities and other documents or instruments of any kind owned by the Company and/or which the Company has any right in connection thereto or is entitled to give instructions to sell now and at any time in the future held by the Lender and/or by others and/or any rights in respect thereof;

(c)	All rights in land and/or all contractual rights under agreements between the Company and any third party now and hereafter existing at any time whatsoever;

(d)	All present and future rights to compensation, indemnity, insurance proceeds, warranty or guaranty accruing to the Company by reason of the loss of, damage to or expropriation of, or any other event or circumstance with respect to, such Charged Assets and all proceeds and benefits deriving from such Charged Assets as listed herein (including, without limitation, those received upon any collection, exchange, sale or other disposition of such Charged Assets and any property into which such Charged Assets are converted, whether cash or non-cash);

(e)	All present and future rights, claims and remedies of the Company under and in respect of (i) all contracts and policies of insurance executed and/or issued in relation to the Charged Assets, from time to time; (ii) all payments to the Company in relation to sub-section (i); and (iii) all claims, rights and remedies of the Company arising from sub-sections (i) and/or (ii) and any monies paid or payable pursuant thereto whether held in or for the benefit of any trust or other account relative thereto or otherwise;

(f)	All present and future rights, claims and remedies of the Company including without limitation any right to exemptions, relief, or reduction under and deriving from Income Tax Ordinance [New Version], 5721-1961, the Property Tax and Compensation Fund Law, 5721-1961, Land Appreciation Tax Law, 5723-1963 as in force from or at any relevant time, and under any other applicable law arising in connection with the Charged Assets;

(g)	The uncalled and/or called but unpaid share capital of the Company and its reputation; and

(h)	All such securities, documents and instruments, bills drawn or made by others which the Company has delivered or may deliver to the Lender from time to time whether for collection, safekeeping or otherwise.

In addition, to the extent required by applicable law to create and perfect a first ranking floating charge over the Charged Assets, the Company also assigns such Charged Assets to the Lender by way of first ranking floating charge and pledge.

For the avoidance of doubt, the Charged Assets shall include the Intellectual Property as defined in Annex A of this Debenture. However, since a certain portion of the Intellectual Property was funded by the Israeli Innovation Authority (the “IIA” and the “Funded IP”, respectively), the charges and pledges of such Funded IP in favor of the Lender hereunder, shall be subject to the approval of the IIA, and this Debenture shall be deemed to apply to such Funded IP only following the IIA’s approval. The Company shall take all necessary actions to obtain such approval. In addition, the realization of charges and pledges with respect to Funded IP shall be in accordance with provisions of the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, and the applicable procedures of the IIA.

The pledge and charge created by operation of this Debenture shall apply to all and any rights to compensation or indemnity which may accrue to the Company by reason of the loss of, damage to or appropriation of the Charged Assets.

2.2	First Ranking. The Company specifically acknowledges that all of the Security Interests created by the Company under Section 2 of this Debenture shall rank in priority to any other Security Interests created by the Company, (subject to Section 1.6 of the Loan Agreement).

For the purposes hereof, “Security Interest” shall mean (i) any mortgage, charge, pledge, lien, hypothecation, assignment by way of security, security interest, title retention or other encumbrance of any kind securing, or any right securing, any obligation of any person, or any other agreement or arrangement having a similar effect; and/or (ii) any other type of preferential arrangement having similar effect.

3.	COMPANY REPRESTNATIONS

The Company hereby declares as follows:

3.1	The Charged Assets is not charged, pledged or attached in favor of any other persons or parties other than Bank Leumi and the Jerry L. Ivy, Jr. Descendants’ Trust (the “Secured Lenders”).

3.2	The Charged Assets is, in its entirety, in the exclusive possession and ownership of the Company, subject to Section 3.1 above.

3.3	There are no restriction or condition of law or any agreement exists or applies to the ability of the Company to transfer or charge the Charged Assets, other than as set forth in Section 2.1 herein and subject to Section 1.6 of the Loan Agreement.

3.4	The Company is capable of and entitled to charge the Charged Assets, other than as set forth in Section 2.1 herein and subject to Section 1.6 of the Loan Agreement.

3.5	No assignment of rights or other disposition has occurred derogating from the value of the Charged Assets.

3.6	The Company is not aware of any party claiming that the transactions set forth herein or in the Loan Agreement were not duly approved.

4.	COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

4.1	To hold the Charged Assets in accordance with the provisions of the Loan Agreement and this Debenture;

4.2	To use and deal with the Charged Assets with the utmost care and to notify the Lender of any case of material disrepair, damage, loss, fault or defect affecting same and to remedy any material disrepair, damage, fault or defect affecting the Charged Assets due to use or for any other reason, and to be liable towards the Lender for any material disrepair, damage, fault or defect as aforesaid;

4.3	To allow any representative of the Lender, at any reasonable time and upon prior notice, to inspect and examine the condition of the Charged Assets wherever the Charged Assets may be situated;

4.4	[Reserved]

4.5	Other than in the ordinary course of the Company’s business, consistent with past practice, not to sell, assign, dispose of, hire out, let, lease or transfer any of the Charged Assets and not to allow any person to do any of the foregoing acts, without the prior written consent of the Lender, except as specifically permitted under the Loan Agreement;

4.6	Other than in the ordinary course of the Company’s business, consistent with past practice, not to sell, assign, transfer, let, lease, surrender, dispose of, relinquish or waive, in whole or in part, any present or future asset, claim or right of the Company, constituting Charged Assets hereunder, except as specifically permitted under the Loan Agreement;

4.7	To notify Lender forthwith of the levying of any attachment on the Charged Assets, to forthwith notify the attachor of the charge in favor of the Lender and to take at the Company’s own expense immediately and without delay all such measures as are required for discharging such attachment;

4.8	Not to charge or pledge in any manner or way the Charged Assets by conferring any rights ranking pari-passu, prior to or deferred to the rights of the Lender and not to make any assignment of any right which the Company may have in the Charged Assets without receiving the prior written consent of the Lender;

4.9	To be liable towards the Lender for any defect in the Company’s title to the Charged Assets and/or any default thereunder and to bear the responsibility for the authenticity, regularity and correctness of all the signatures, endorsements and particulars of any documents, instruments and securities which have been or may be delivered to the Lender by way of collateral security;

4.10	To pay when due all taxes and compulsory payments levied against the Charged Assets and/or the income accruing thereon under any law and to furnish the Lender, at its request, with all the receipts for such payments. If the Company fails to make such payments when due, the Lender may pay the same for the account of the Company and debit the Company with the payment thereof coupled with expenses, and interest at the Step-up Rate. Such payments shall be secured by this Debenture;

4.11	Not to wind up, liquidate or dissolve, sell, exchange, lease, transfer or otherwise dispose of all or substantially all its properties or other assets;

4.12	That no structural change is or will be effected in the Company and/or that no change of control in the Company will occur, except as specifically permitted under the Loan Agreement;

4.13	Not to create, incur, assume, allow, or suffer to be created or exist any lien, pledge, charge encumbrance, hypothecation or similar arrangements or other third party rights of any kind, on any of its assets or property, or permit any collateral not to be subject to the first priority security interest granted in the Loan Agreement, or the charges granted hereunder, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any person or entity which directly or indirectly prohibits or has the effect of prohibiting Company or any of its subsidiaries from assigning, mortgaging, pledging, granting a security interest or charge in, over or upon, or encumbering any of Company’s and/or any of its subsidiaries’ Intellectual Property, except as specifically permitted under the Loan Agreement.

4.14	The Company undertakes to notify the Lender forthwith:

(a)	of any of the events enumerated in Section 6.4 hereof;

(b)	of any material reduction in value of any collateral security granted or which may be granted by the Company;

(c)	of any application filed for the winding-up of the Company’s affairs or for the appointment of a receiver over the Company’s assets as well as any resolution regarding any structural change in the Company or any intention to do so;

(d)	of any change of address of the Company.

4.15	To keep the Charged Assets insured at all times for full value and comply with the terms of such insurance policies.

4.16	To ensure the Lender’s rights in connection with the Charged Assets, immediately following the execution of this Debenture, the Company shall (a) ensure the Secured Lenders Repayment and release of the pledges registered in favor of the Secured Lenders in accordance with Section 1.6 of the Loan Agreement, and (b) in parallel, the Company shall register the Security Interests created by this Debenture with the Israeli Registrar of Companies, and shall file such registration within three (3) business days from the Effective Date and shall deliver to the Lender original certificates issued by the Israeli Registrar of Companies, evidencing the registration of this Debenture promptly following receipt of such certificates.

5.	INTEREST

The Lender shall be entitled to calculate interest on the Secured Sums at such rate as has been agreed (or may be agreed upon from time to time between the Lender and the Company) according to the terms of the Loan Agreement.

6.	REPAYMENT

6.1	The Company hereby undertakes to pay the Lender all and any of the Secured Sums promptly on the Maturity Date or any other date on which the Secured Sums become due and payable by the Company to the Lender in accordance with the Loan Agreement.

6.2	The Lender may decline to accept any prepayment of the Secured Sums or pay part thereof prior to the date of maturity thereof and the Company shall not be entitled to redeem all or any of the Charged Assets by discharging the Secured Sums and/or any part thereof prior to their prescribed maturity dates.

6.3	Neither the Company nor any person having a right liable to be affected by the pledges and charges hereby created or the realization thereof shall have any right under Section 13(b) of the Pledge Law, 5727-1967, or any other statutory provisions in substitution therefor.

6.4	Without derogating from the generality of the provisions of this Debenture, the Lender shall be entitled to demand the immediate payment of the Secured Sums and to debit any account of the Company with the amount thereof in any one of the events enumerated below, in which case the Company undertakes to pay the Lender all of the Secured Sums, and the Lender shall be entitled to take whatever steps it sees fit for the collection of the Secured Sums and in particular to crystallize the floating charge on the Charged Assets as provided in Section 7 hereof and to realize, at the Company’s expense, the collateral securities by any means allowed by law;

(a)	The Company is in breach of any of its obligations, undertakings, representations or warranties under this Debenture (the foregoing shall not derogate from any right, under any law or the Loan Agreement, granted to the Lender in respect of any other breach); and/or;

(b)	There occurs and continues to subsist an event which gives the Lender right to demand payment, under any document signed between the Company and the Lender, (including, inter alia, under the Loan Agreement), provided that any period (if any) given to the Company to effect such payment under such document shall have elapsed and as long as such payment is not actually effected.

7.	RIGHTS OF THE LENDER

7.1	The Lender shall have the right of possession, lien, set-off and charge over all the charges and pledges granted under this Debenture.

7.2	Without derogating from the other provisions contained in this Debenture, any waiver, extension, concession, acquiescence or forbearance (hereinafter: “waiver”) on the Lender’s part as to the non-performance, partial performance or incorrect performance of any of the Company’s obligations pursuant to this Debenture, such waiver shall not be treated as a waiver on the part of the Lender of any rights but as a limited consent given in respect of the specific instance.

7.3	In any of the events enumerated in Section 6.4 hereof;

(a)	the Lender shall be entitled to notify the Company of the crystallization immediately or on a date specified by the Lender of the floating charge over the Charged Assets or any part thereof and to adopt all the measures it deems fit in order to recover the Secured Sums and realize all of its rights hereunder, including the realization of the Charged Assets, in whole or in part, and to apply the proceeds thereof to the Secured Sums without the Lender first being required to realize any other guarantees or collateral securities, if such be held by the Lender.

(b)	Should the Lender decide to realize securities and other negotiable instruments, in accordance with Section 4(2) of the Pledge Law 5727-1967, then three (3) business days’ advance notice regarding the steps that the Lender intends to take shall be deemed to be reasonable advance notice for the purpose of Section 19(b) of the Pledge Law, 5727-1967, or any other statutory provisions in substitution therefor.

(c)	As long as the Secured Sums are not paid in full, the Lender may, as attorney-in-fact of the Company (and, for the purpose hereof, the Company irrevocably appoints the Lender to be its attorney-in-fact), sell all or any of the Charged Assets by public auction or otherwise, by itself or through others, for cash or instalments thereof or otherwise, at a price and on such terms as the Lender in its absolute discretion shall deem fit, and likewise the Lender may of its own accord or through the court or an execution office, realize the Charged Assets or any other property, inter alia, by appointing a receiver or receiver and manager on behalf of the Lender (a “Receiver”), who shall be empowered, inter alia, to:

(i)	call in all or any part of the Charged Assets.

(ii)	carry on or to participate in the management of the business of the Company, as they see fit.

(iii)	sell or agree to the sale of the Charged Assets, in whole or in part, to dispose of same or agree to dispose of same in such other manner on such terms as they deem fit.

(iv)	make such other arrangement regarding the Charged Assets or any part thereof as they deem fit.

(d)	All income to be received by the receiver or the receiver and manager from the Charged Assets as well as any proceeds to be received by the Lender and/or by the receiver or receiver and manager from the sale of the Charged Assets or any part thereof shall be applied in such order as Lender shall determine in its sole discretion.

7.4	Should the payment date of the Secured Sums or any part thereof not yet have fallen due at the time of the sale of the Charged Assets, or the Secured Sums be due to the Lender contingently only, then the Lender shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Sums and the amount so recovered shall be charged to the Lender as security for, and be held by the Lender until the discharge in full of, the Secured Sums.

8.	NATURE OF THE COLLATERAL SECURITY

8.1	The collateral securities which have been or may be given to the Lender under this Debenture shall be continuing and revolving securities and shall remain in force until all Secured Sums have been fully discharged and the Lender has certified in writing that this Debenture is terminated.

8.2	All collateral securities and guarantees which have been or may be given to the Lender for payment of the Secured Sums shall be independent of one another.

8.3	The nature and effect of the collateral securities to which this Debenture is applicable shall not be affected nor shall the validity of any of the securities and obligations of the Company hereunder be impaired or affected by any compromise, concession, granting of time or other like release consented to by the Lender with respect to the Company and/or any of its subsidiaries or by any variation in the Company’s and/or the subsidiary’s obligations towards the Lender in connection with the Secured Sums or by any release or waiver by the Lender of any other collateral security or guarantees.

8.4	The Lender may deposit all or any of the collaterals given or which may be given pursuant to this Debenture with a bailee of its own choosing, at its discretion and at the Company’s expense, and may substitute such bailee with another from time to time. The Lender may register all or any of such collaterals with any competent authority in accordance with any law and/or in any public register.

9.	RIGHT OF ASSIGNMENT

The Lender may at any time, at its own discretion and without the Company’s consent being required, assign this Debenture and its rights arising thereunder, including the collaterals in whole or in part and any assignee may also reassign the said rights without any further consent being required from the Company to any entity controlled by, controlling (directly or indirectly), or under common control of the Lender (the term ‘control’ shall be as defined under the Securities Law of 1968). Such assignment may be effected by endorsement on this Debenture or in any other way the Lender or any subsequent assignor deems fit. Lender shall use reasonable efforts to provide Company with a written notice of such assignment.

10.	NOTICE OF OBJECTION

The Company undertakes to notify the Lender in writing of any objection or contention it may have regarding any statement of account, extract thereof, certificate or notice received by it from the Lender including information received through any automatic terminal facility. Where no such objection or contention is received by the Lender, then the Company will be deemed to have confirmed the correctness thereof.

11.	EXPENSES

All the expenses in connection with this Debenture and all and any expenses involved in the realization of the collateral security and institution of proceedings for collection (including fees of the Lender’s lawyers), insurance, safe-keeping, maintenance and repair of the Charged Assets shall be paid by the Company to the Lender on its first demand, together with interest at the Step-up Rate from the date such demand was made until payment in full, and until payment in full, all the above expenses together with interest thereon shall be secured by this Debenture. The Lender may debit the Company with the aforesaid expenses, together with interest thereon.

12.	LIABILITY; INDEMNIFICATION

12.1	Neither the Lender nor the Receiver, nor any of their respective partners, managers, agents, directors, officers, employees, delegates, advisers or representatives of any of them, as the case may be, shall be liable for any loss, damage, claim, demand, liability, cost or expense arising from the exercise or the attempted or purported exercise or the failure to exercise any of their respective rights, powers and discretions under this Debenture, or shall be under any duty to exercise any of their respective rights, powers and discretions under this Debenture.

12.2	No claim shall be made by Company against the Lender or its partners, managers, agents, directors, officers, employees, delegates, advisers or representatives, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Debenture, or any act, omission or event occurring in connection therewith.

12.3	The Company waives, releases and agrees not to sue upon any claim for such loss, claim, demand, liability, cost, expense or damages, whether or not accrued and whether or not known or suspected to exist in its favor.

12.4	To the extent permitted by applicable law, the Company hereby waives any requirements, except as otherwise required by this Debenture, with respect to notice, form or the terms of the exercise by the Lender, the Receiver, or any of their respective partners, managers, agents, directors, officers, employees, delegates, advisers or representatives of any of them, as the case may be, of their respective rights and discretions under this Debenture.

12.5	The Lender and/or the Receiver and their respective partners, managers, agents, directors, advisors, officers, consultants, service providers and employees (the “Indemnified Persons”) shall be entitled to be indemnified out of the Charged Assets in respect of any loss, cost or liability incurred by such Indemnified Person as a direct result of: (i) the taking, holding, protection or enforcement of the Security Interest created or purported to be created under this Debenture; (ii) the exercise (or failure to exercise) of any of the rights, powers, discretions and remedies vested in any Indemnified Person under, or in accordance with, this Debenture or by applicable law, (iii) any failure by the Company to comply with its obligations under this Debenture, provided that in all such events the Company shall not be obliged to indemnify an Indemnified Person for any loss, cost or liability of such Indemnified Person as a consequence of the fraud, willful misconduct, or gross negligence thereof.

12.6	Any amount payable under Section 12.5 above, that is not paid by the Company within ten (10) days from its due date, shall bear interest at the annual rate of 1.5% (compounded on a monthly basis) for the period commencing from the date on which the Company should have paid such amount until the date of actual payment of the same; such interest shall form part of the Secured Sums.

12.7	All the reasonable fees, costs and expenses incurred by the Lender or any Receiver in connection with the enforcement of this Debenture and realization of the Charged Assets, and all filing fees payable in respect of this Debenture, shall be paid by the Company to the Lender or any Receiver, as applicable, upon first demand and shall be an integral part of the Secured Liabilities.

13.	INTERPRETATION; AMENDMENT

13.1	Any of the representations, warranties and covenants made by Company hereunder shall be in addition to, and shall not derogate in any manner from, any representations, warranties and covenants made by Company under the Loan Agreement.

13.2	In this Debenture – (a) the singular includes the plural and vice versa; (b) the masculine gender includes the feminine gender and vice versa; (c) the headings are only indicative and are not to be used in construing this Debenture; (d) the recitals hereto form an integral part hereof.

13.3	Any term of this Debenture may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of both parties only.

13.4	To the extent required, this Debenture may be translated into Hebrew for the sole purpose of the registration and filing of this Debenture with the Israeli Registrar of Companies and/or any other relevant Israeli official registrations. Notwithstanding the aforesaid, the executed English version of this Debenture shall prevail and supersede for all purposes and for all respects, in the event of any discrepancy or inconsistency between the English version and the translation.

14.	NOTICES AND WARNINGS

14.1	Each communication to be made under this Debenture shall be made in writing and, unless otherwise stated, may be made also by telex or facsimile transmission or by electronic mail.

Each communication or document to be made or delivered by each party to another pursuant to this Debenture shall (unless that other party has by written notice, specified another address) be made or delivered to that party, addressed as follows:

(a)	If to the Company: On Track Innovations Ltd.
C/o Amir Eilam, Chief Executive Officer
Hatnufa 5, Yokneam Industrial Zone
Box 372, Yokneam, Israel
amir_e@otiglobal.com

With a copy to: Gornitzky & Co.

  20 Haharash St.

  Tel Aviv 6761310, Israel

  Fax: +972-3-560-6555

  Attn: Shy S. Baranov, Adv.

  E-mail:baranov@gornitzky.com

(b)	If to the Lender: Nayax Ltd.

  Arik Einstein St 3

  Herzliya 465907, Israel

With a copy to: Herzog Fox & Neeman,

Herzog Tower, 6 Yitzhak Sadeh St.

Tel Aviv 6777506, Israel

Attn.: Nir Dash; dashn@herzoglaw.co.il

    Ron Ben-Menachem; ron@herzoglaw.co.il

and shall be deemed to have been made or delivered (a) upon the earlier of actual receipt and five (5) business days after deposit in regular mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission with receipt confirmation; (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger.

15.	GOVERNING LAW AND PLACE OF JURISDICTION

15.1	This Debenture shall be construed in accordance with the laws of the State of Israel.

15.2	The exclusive place of jurisdiction for the purpose of this Debenture is hereby established as the competent court of law in Israel situated in Tel Aviv-Jaffa.

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IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS DEBENTURE OF FLOATING CHARGE TO BE SIGENED ON THE DATE FIRST ABOVE WRITTEN.

COMPANY

On Track Innovations Ltd.

By:	/s/ Amir Eilam	/s/ Assaf Cohen
Title:	Chief Executive Officer	Chief Financial Officer

LENDER

Nayax Ltd.

By:	/s/ Yair Nechmad	/s/ David Ben Avi
Title:	Chief Executive Officer	Cofounder and Chief Technology Officer

[SIGNATURE PAGE TO DEBENTURE (FLOATING CHARGE)]